Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
                            Facsimile (415) 217-5333
                              Internet www.phjw.com

                                 August 11, 2000

(415) 835-1600                                                       27346.00003

Professionally Managed Portfolios
915 Broadway, Suite 1605
New York, New York 10010

     Re:  Titan Growth Fund

Ladies and Gentlemen:

     We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendments"), relating to the issuance by the Trust of an indefinite number of no-par value shares of beneficial interest (the "Shares") of Titan Growth Fund (the "Fund"), a series of the Trust.

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

     (a)  the Trust's  Agreement  and  Declaration  of Trust dated  February 17,
          1987, as filed with the Massachusetts Secretary of State (the "Secretary of State") on February 24, 1987, as amended on May 20, 1988, as filed with the Secretary of State on September 16, 1988, and as amended on April 12, 1991, as filed with the Secretary of State on May 31, 1991 (as so amended, the "Declaration of Trust"), certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (b) the By-Laws of the Trust, certified to us by an officer of the Trust as being true and complete and in effect on the date hereof;

     (c) resolutions of the Trustees of the Trust adopted at a meeting on February 17, 2000, authorizing the establishment of the Fund and the issuance of its Shares;

     (d)  the Post-Effective Amendments; and

     (e) a certificate of an officer of the Trust concerning certain factual matters relevant to this opinion.

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     Our opinion  below is limited to the  federal  law of the United  States of
America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in the Massachusetts Corporation Laws & Practice (Aspen Law & Business, 1997 and Supp. 2000) as updated on Lexis on July 9, 2000. We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the Trust. However, we also note that Article VIII, Section I of the Declaration of Trust provides that all persons extending credit to, contract with or having any claim against the Trust or the Fund shall look only to the assets of the Trust or the Fund for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust may include a notice that such instrument was executed on behalf of the Trust and that the obligations of such instruments are not binding upon any of the shareholders of the Trust individually, but are binding only on the assets and property of the Trust.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that: (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund's Prospectus, included in the Post-Effective Amendment, and in accordance with the Agreement and Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with; it is our opinion that the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you solely in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or may any other person, firm, corporation or other entity rely on this opinion, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the applicable Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendments.

                                       Very truly yours,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP

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